Press Release

Novavax Reports First Quarter 2025 Financial Results and Operational Highlights

•FDA feedback on COVID-19 BLA suggests pathway to approval upon alignment on study parameters for the postmarketing commitment requested by FDA
•SHIELD-Utah study demonstrates that Nuvaxovid® resulted in fewer and less severe reactogenicity symptoms when compared to marketed mRNA vaccine; Nuvaxovid recipients experienced approximately 39% fewer symptoms on average
•Data presented at World Vaccine Congress showcases Matrix-M® utility when co-administered with a broad array of vaccine platforms and diseases
•Strengthened partnership with Takeda in Japan, the third largest pharmaceutical market, with significant improvement in financial terms
•Raises full year 2025 revenue framework to between $975 million and $1,025 million
•Reiterates full year 2025 financial guidance for combined R&D and SG&A expenses of between $475 million and $525 million
•Recorded total revenue of $667 million in the first quarter of 2025
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., May 8, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced its financial results and operational highlights for the first quarter ended March 31, 2025.

“I am pleased with the progress we have made in the first quarter on our corporate growth strategy,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “We remain focused on creating shareholder value as we advance our three priorities for the year – optimizing our partnership with Sanofi, advancing new and existing partnership opportunities and continuing the development of our early-stage organic pipeline.”

First Quarter 2025 and Recent Highlights

Strategic Priority #1: Sanofi Partnership

•COVID-19 Biologics License Application (BLA) under review by the U.S. Food and Drug Administration (FDA). In April 2025, we received an information request for a postmarketing commitment (PMC) for a clinical trial. Discussions with the FDA regarding our proposed study design are ongoing and we believe our BLA is approvable upon alignment on the details of the PMC.

oAchievement of BLA approval triggers a $175 million milestone payment from Sanofi.
•Transfers of marketing authorization to Sanofi for U.S. and European Union (EU) markets, assuming approvals in each jurisdiction, are expected in Q4 2025 and trigger an additional $50 million in combined milestones from Sanofi.

Strategic Priority #2: Leverage our technology platform and pipeline to forge additional partnerships

•In April 2025, Novavax and Takeda Pharmaceuticals announced significantly improved terms for their partnership to support ongoing commercialization of Nuvaxovid® in Japan. As part of this agreement, Novavax will receive a $20 million upfront payment, a payment related to the 2024-2025 season and is eligible to receive annual milestone payments plus royalties on net sales.
•In March 2025, Novavax signed an additional Material Transfer Agreement (MTA) for Matrix-M® with a top tier pharmaceutical company, expanded the scope of the MTA signed in the fall to now include viral pathogens, and entered a preclinical collaboration with a new partner to explore the application and utility of Matrix-M with their cancer vaccine candidate.
•Completed enrollment and expect initial cohort data by mid-year for the Phase 3 trial for our COVID-19-Influenza Combination (CIC) and stand-alone seasonal influenza vaccine candidates to evaluate immunogenicity and safety in adults aged 65 and older. Novavax intends to partner these programs, and this trial reflects the material completion of investment by Novavax.
•Presented data at the April 2025 World Vaccine Congress on the potential of Novavax’s technology platform and Matrix-M adjuvant, which showcases attributes related to efficacy and tolerability. Highlights included utility of Matrix-M across multiple vaccine platforms and disease areas, underscoring breadth of potential partnership opportunities.

Strategic Priority #3: Advance our technology platform and early-stage pipeline

•In April 2025, announced preliminary results from the SHIELD-Utah study that showed Novavax’s COVID-19 Vaccine, Adjuvanted (2024-2025 Formula) targeting the JN.1 strain resulted in fewer and less severe reactogenicity symptoms, when compared with the Pfizer-BioNTech mRNA 2024-2025 vaccine.
•Continued advancement of early-stage preclinical research for H5N1 avian pandemic influenza, respiratory syncytial virus combinations, varicella-zoster virus (shingles) and Clostridioides difficile colitis vaccine candidates.
•Continued work on new potential Matrix formulations intended to improve upon and expand the utility of Matrix-M.

Other Corporate Highlights

•Novavax continues to evolve and strengthen its Board of Directors with the appointment of Margaret McGlynn, RPh, as Chair of the Board and the appointment of John Shiver, PhD, and Charles Newton as directors.

First Quarter 2025 Revenue

$ in millions	Q1 2025	Q1 2024	Change	%
Nuvaxovid Sales [1]	$608	$82	$526	NM
Supply Sales [2]	14	8	6	82%
Product Sales	622	90	532	NM

Sanofi [3]	40	0	40	NM
Other Partners [4]	5	4	1	16%
Licensing, Royalties & Other Revenue	45	4	41	NM

Total Revenue	$667	$94	$573	NM

Notes
1.Nuvaxovid Sales reflects product sales where Novavax is the commercial market lead and records revenue related to the sales and distribution of our COVID-19 vaccine.
2.Supply Sales includes sales of finished product, adjuvant and other supplies from Novavax to our license partners.
3.Sanofi includes revenue recognized under our license agreement including upfront payments, milestones, royalties and transition services reimbursement.
4.Other Partners include upfronts, royalties and milestone revenue under our licensing agreements including Serum Institute, Takeda and SK bioscience.

First Quarter 2025 Financial Results

•Total revenue for the first quarter of 2025 was $667 million, compared to $94 million in the same period in 2024. Higher product sales for the first quarter of 2025 were primarily due to $603 million of revenue recognized with the termination of two Advance Purchase Agreements (APA) and related to cash received in prior years. $45 million of Licensing, Royalties & Other Revenue in the first quarter of 2025 was higher than the prior year due to $40 million of Sanofi revenue associated with upfront payment and milestone amortization and cost reimbursement.

•Cost of sales for the first quarter of 2025 was $14 million, compared to $59 million in the same period in 2024.

•Research and development (R&D) expenses for the first quarter of 2025 were $89 million, compared to $93 million in the same period in 2024. The decrease was primarily due to reductions in overall expenditures related to COVID-19 vaccine development.

•Selling, general and administrative (SG&A) expenses for the first quarter of 2025 were $48 million, compared to $87 million for the same period in 2024. The decrease was primarily due to the completion of commercial activities and ongoing cost reduction efforts.

•Net income for the first quarter of 2025 was $519 million, compared to a net loss of $148 million in the same period in 2024.

•Cash, cash equivalents, marketable securities and restricted cash (Cash) were $747 million as of March 31, 2025, compared to $938 million as of December 31, 2024.

Financial Framework

Reiterates Full Year 2025 Financial Guidance

Novavax is reiterating Full Year 2025 Financial Guidance for combined R&D and SG&A expenses and currently expects to achieve the following results:

$ in millions	Full Year 2025 (as of May 8, 2025)	Full Year 2025 (as of February 27, 2025)
Combined R&D and SG&A Expenses	$475 - $525	$475 - $525

Raises Full Year 2025 Revenue Framework

Novavax transitioned lead commercial responsibility of Nuvaxovid beginning with the 2025-2026 vaccination season to Sanofi for select markets. Since Novavax is reliant on Sanofi’s sales forecasts for certain revenue components, these are not included in the Full Year 2025 Revenue Framework. For 2025, Novavax currently expects to achieve Adjusted Total Revenue1 of between $975 million and $1,025 million.

$ in millions	Full Year 2025 (as of May 8, 2025)	Full Year 2025 (as of February 27, 2025)
Sanofi Supply Sales	No guidance	No guidance
Sanofi Royalties	No guidance	No guidance

Sanofi Influenza-COVID-19 Combination and Matrix-M Milestones	No guidance	No guidance

Nuvaxovid Product Sales[2]	$610	No guidance
Adjusted Supply Sales[3]	$20 - $35	$0 - $25
Adjusted Licensing, Royalties and Other Revenue [4,5,6,7]	$345 - $380	$300 - $325
Adjusted Total Revenue[1]	$975 - $1,025	$300 - $350

1.Adjusted Total Revenue is a non-GAAP financial measure. Adjusted Total Revenue is total revenue excluding Sanofi Supply Sales, Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related Milestones. For prior guidance on February 27, 2025, Adjusted Total Revenue also excluded Nuvaxovid product sales. See “Non-GAAP Financial Measures” below.
2.Nuvaxovid Product Sales of $610 million include $603 million in revenue recognized in the first quarter of 2025 from the termination of the Canada and New Zealand APA agreements and related to cash received in prior years, plus sales by Novavax in the U.S. and select markets outside the U.S.
3.$20 million to $35 million in Adjusted Supply Sales associated with collaborations with the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda. Beginning in 2025, Supply Sales are included in Product Sales, previously included in Licensing, Royalties and Other Revenue in our February 27, 2025 Revenue Framework.
4.Adjusted Licensing, Royalties and Other Revenue is a non-GAAP measure, Adjusted Licensing, Royalties and Other Revenue is Licensing, Royalties and Other Revenue excluding Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related milestones. See “Non-GAAP Financial Measures” below. Adjusted Licensing, Royalties and Other Revenue for 2025 includes $225 million in U.S. BLA & Marketing Authorizations Milestones. Novavax is eligible to receive from Sanofi a $175 million milestone payment upon the approval of the COVID-19 U.S. BLA, and two separate $25 million milestone payments upon the transfer to Sanofi of the Marketing Authorizations for the U.S. and EU markets, respectively.
5.$25 million to $50 million in R&D Reimbursement. Under the Sanofi co-exclusive licensing agreement (CLA), Novavax is eligible to receive reimbursement for costs incurred related to select R&D and technology transfer activities during the transition performance period that is expected to run through the end of 2026.
6.$25 million to $35 million in Other Partner related revenue including royalties and milestones from the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda.
7.$70 million amortization related to the $500 million Upfront Payment and the $50 million Database Lock Milestone. Revenue recognition will occur over the performance period through 2026. During 2024, a combined amortization of $440 million was recorded, and $70 million and $40 million are expected for 2025 and 2026, respectively. All remaining milestone payments under the Sanofi CLA will be recorded to revenue in the periods when earned.

Components of Revenue excluded from the Full Year 2025 Revenue Framework are described below.

Sanofi Supply Sales
•Novavax will sell Nuvaxovid commercial supply to Sanofi for the 2025-2026 vaccination season and the reimbursement for this supply will be recorded as product sales.

Sanofi Royalties
•Sanofi will initiate lead commercial responsibility for the 2025-2026 vaccination season in select markets, including the U.S. Novavax is eligible to receive royalties in the high teens to low twenties percent on Sanofi sales.

Sanofi Influenza-COVID-19 Combination and Matrix-M Related Milestones
•Novavax is eligible to receive up to $350 million in Phase 3 development and commercial launch milestone payments associated with Sanofi influenza-COVID-19 combination products. For each new vaccine using Matrix-M, Novavax is eligible to receive up to $200 million in launch and sales milestones and mid-single digit sales royalties for 20 years.

Conference Call
Novavax will host its quarterly conference call today at 8:30 a.m. ET. To join the call without operator assistance, you may register and enter your phone number at https://emportal.ink/43UHjFq to receive an instant automated call back. You may also dial direct to be entered to the call by an operator. The dial-in numbers for the conference call are (800) 836-8184 (Domestic) or (+1) (646) 357-8785 (International). Participants will be prompted to request to join the Novavax, Inc. call. A replay of the conference call will be available starting at 11:30 a.m. ET on May 8, 2025, until 11:59 p.m. ET on May 15, 2025. To access the replay by telephone, dial (888) 660-6345 (Domestic) or (+1) (646) 517-4150 (International) and use passcode 88407#.

A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events. A replay of the webcast will be available on the Novavax website until June 7, 2025.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) tackles some of the world’s most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M adjuvant. The Company’s growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via R&D innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Non-GAAP Financial Measures
The Company presents the following non-GAAP financial measures in this press release: Adjusted Total Revenue and Adjusted Licensing, Royalties and Other Revenue. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of these adjusted financial measures is useful to investors as they provide additional information on comparisons between periods by including certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes and to consider underlying trends of its business. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our use of non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. The Company is unable to reconcile these forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable effort because the Company is reliant on Sanofi sales forecasts for certain revenue categories, which are not available.

Forward-Looking Statements
This press release contains forward-looking statements relating to the future of Novavax, its mission; its corporate strategy and operating plans, objectives and prospects; its value drivers and near-term priorities, its partnerships, including expectations with respect to potential royalties, milestones, and cost reimbursement, and plans for additional potential partnering activities; its expectations regarding manufacturing capacity, timing, production and delivery for its COVID-19 vaccine; the transition of the lead responsibility for commercialization of Novavax’s COVID-19 vaccine to Sanofi beginning with the 2025-2026 vaccination season; the development of Novavax’s clinical and preclinical product candidates and innovation expansion opportunities, including with respect to new Matrix formulations; the conduct, timing and potential results from clinical trials and other preclinical studies; scope, expectations as to the timing and outcome of future and pending regulatory filings and actions, including the FDA’s potential BLA approval for Novavax’s COVID-19 vaccine and alignment with the FDA on the postmarketing commitment; full year 2025 financial guidance and revenue framework; negotiations regarding Novavax’s existing advance purchase agreements; and Novavax’s future financial or business performance. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges or delays in obtaining regulatory authorization or approval for its COVID-19 vaccine, in particular with respect to its BLA submission to the FDA for approval of its COVID-19 vaccine, or its other product candidates, including for future COVID-19 variant strain changes, its CIC vaccine candidate, its stand-alone influenza vaccine candidate or other product candidates; Novavax’s ability to successfully and timely manufacture, market, distribute, or deliver its COVID-19 vaccine and the impact of its not having received a BLA from the FDA for the 2024-2025 vaccination season and the impact of any further delays in FDA approval; challenges related to Novavax’s partnership with Sanofi and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates; manufacturing, distribution or export delays or challenges; Novavax’s substantial dependence on SII and Serum Life Sciences Limited for co-formulation and filling Novavax’s COVID-19 vaccine and the impact of any delays or disruptions in their operations; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners; challenges in implementing its global restructuring and cost reduction plan; Novavax’s ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidate and stand-alone influenza vaccine candidate or other product candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements and challenges in amending or terminating such agreements; challenges related to the seasonality of vaccinations against COVID-19 or influenza; challenges related to the demand for vaccinations against COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities, including with respect to Novavax’s Matrix-M adjuvant; Novavax’s expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)

	Three Months Ended March 31,
	2025	2024
	(unaudited)

Revenue:
Product sales	$621,678	$89,836
Licensing, royalties and other	44,977	4,019
Total revenue	666,655	93,855
Expenses:
Cost of sales	14,115	59,209
Research and development	88,937	92,679
Selling, general and administrative	48,090	86,798
Total expenses	151,142	238,686
Income (loss) from operations	515,513	(144,831)
Interest expense	(5,723)	(4,111)
Other income, net	10,056	3,654
Income (loss) before income tax expense	519,846	(145,288)
Income tax expense	1,200	2,262
Net income (loss)	$518,646	$(147,550)
Net income (loss) per share:
Basic	$3.22	$(1.05)
Diluted	$2.93	$(1.05)
Weighted average number of common shares outstanding: Basic	161,049	139,916
Diluted	177,625	139,916

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

March 31, 2025		December 31, 2024
(unaudited)

Cash and cash equivalents	$ 263,338	$ 530,230
Marketable securities	468,141	392,888
Total restricted cash	15,142	15,062
Total current assets	868,028	1,128,942
Working capital	445,858	(25,474)
Total assets	1,292,992	1,560,418
Convertible notes payable	170,126	169,684
Total stockholders’ deficit	(75,643)	(623,841)

Contacts:

Investors
Luis Sanay, CFA
240-268-2022
ir@novavax.com

Media
Giovanna Chandler
202-709-5563
media@novavax.com